Exhibit 10.2

LANCE, INC.

2005 Annual Performance Incentive Plan for Officers

Purposes and Introduction	The primary purposes of the 2005 Annual Performance Incentive Plan for Officers are to:

	•	Motivate behaviors that lead to the successful achievement of specific sales, financial and operations goals that support Lance’s stated business strategy.

	•	Emphasize link between participants’ performance and rewards for meeting predetermined, specific goals.

	•	Focus participant’s attention on operational effectiveness from both an earnings and an investment perspective.

	•	Promote the performance orientation at Lance and communicate to employees that greater responsibility carries greater rewards because more pay is “at risk.”

For 2005, participants will be eligible to earn incentive awards based on Corporate Return on Capital Employed (ROCE), Divisional Return on Net Assets (RONA) and individual performance objectives against specific goals as described below.

	•	ROCE is calculated as follows:

Net Income + Interest Expense x (1 – Tax Rate)

Average Equity + Average Debt

•	RONA is calculated as follows:

Operating Profit x (1 – Tax Rate)

Average Operating Assets – Average Operating Liabilities

Tax Rate shall be the actual income tax rate for ROCE and will be the income tax rate in the operating plan for the applicable operating unit for RONA.

To achieve the maximum motivational impact, plan goals and the awards that will be received for meeting those goals will be communicated to participants as soon as practical after the 2005 Plan is approved by the Compensation Committee of the Board of Directors.

Each participant will be assigned a Target Incentive, stated as a percent of Base Salary. The Target Incentive Award, or a greater or lesser amount,

will be earned at the end of the plan year based on the attainment of predetermined goals.

Base Salary shall be the annual rate of base compensation for the Plan Year which is set no later than April of such Plan Year.

Following year-end, 100% of the awards earned will be payable to participants in cash.

Plan Year	The period over which performance will be measured is the Company’s fiscal year.

Eligibility and Participation	Eligibility in the Plan is limited to Officers of Lance who are key to Lance’s success. The Compensation Committee of the Board of Directors will review and approve participants nominated by the President and Chief Executive Officer. Participation in one year does not guarantee participation in a following year, but instead will be reevaluated and determined on an annual basis.

Participants in the Plan may not participate in any other annual incentive plan (e.g., sales incentives, etc.) offered by Lance or its affiliates. Attachment A includes the list of 2005 participants approved by the Compensation Committee at its January 26, 2005 meeting.

Target Incentive Awards	Each participant will be assigned a Target Incentive expressed as a percentage of his or her Base Salary. Participants may be assigned Target Incentives by position by salary level or based on other factors as determined by the Compensation Committee.

Target Incentives will be reevaluated at least every other year, if not annually. If the job duties of a position change during the year, or Base Salary is increased significantly, the Target Incentive shall be revised as appropriate.

Attachment A lists the Target Incentive and applicable performance measure for each participant for the 2005 Plan Year. These Target Incentives will be reviewed and adjusted annually by the Compensation Committee. Target Incentives will be communicated to each participant as close to the beginning of the year as practicable, in writing. Final awards will be calculated by multiplying each participant’s Target Incentive by the appropriate percentage (based on financial and individual performance for the year, as described below).

Performance Measures and Award Funding	The 2005 financial performance measures for the Company as a whole and the operating units are shown below. Specific goals and related payouts are also shown below.

Each operating unit will fund its own awards.

	Minimum	Target	Maximum
Lance, Inc. (ROCE)	*%	*%	*%
Lance Co. (RONA)	*%	*%	*%
Vista/Tamming (RONA)	*%	*%	*%
Award Level Funded	50%	100%	200%
[*Targets not required to be disclosed]

Percent of payout will be determined on a straight line basis between minimum and maximum. There will be no payouts unless the minimum applicable performance measure is reached and there will be no payouts if the Company as a whole does not reach the minimum applicable performance measure.

The performance measures, specific numerical goals and the role of individual performance in determining final payouts will be communicated to each participant at the beginning of the year. Final Target Incentive Awards will be calculated after the Compensation Committee has reviewed the Company’s audited financial statements for 2005 and determined the performance level achieved.

Minimum, Target and Maximum levels will be defined at the beginning of each year for each performance measure.

The following definitions for the terms Maximum, Target and Minimum should help set the goals for each year, as well as evaluate the payouts:

•	Maximum: Excellent; deserves an above-market bonus

•	Target: Normal or expected performance; deserves market level bonus

•	Minimum: Lowest level of performance deserving payment above base salary; deserves below market bonus

•	Below minimum: Deserves no additional pay beyond base salary

Individual Performance	Each Officer will receive 100% of his or her Target Incentive Award based on his or her applicable performance measure except for those participants listed on Attachment B, who will receive 75% to 90% of his or her Target Incentive Award based on his or her applicable performance measure and the remainder based on his or her individual performance objective listed on

Attachment B.

Form and Timing of Payments	Final award payments will be made in cash as soon as practicable after award amounts are approved by the Compensation Committee of the Board of Directors. All awards will be rounded to the nearest $100.

Change in Status	An employee hired into an eligible position during the year may participate in the Plan for the balance of the year on a pro rata basis.

Certain Terminations of Employment	In the event a participant voluntarily terminates employment or is terminated involuntarily before the end of the year, any award will be forfeited. In the event of death, permanent disability, or normal or early retirement, the award will be paid on a pro rata basis at the higher of the Target Incentive or actual performance after the end of the plan year. Awards otherwise will be calculated on the same basis as for other participants, except that any adjustment for individual performance will be based on performance prior to the termination of employment.

Change In Control	In the event of a Change in Control, pro rata payouts will be made at the greater of (1) Target or (2) actual results for the year-to-date, based on the number of days in the plan year preceding the Change in Control. Payouts will be made within 30 days after the relevant transaction has been completed.

“Change in Control” means, and shall be deemed to have occurred upon, the first to occur of any of the following events:

(i) Any Outside Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding securities; or

(ii) During any period of two (2) consecutive years (not including any period prior to the date hereof), individuals who at the beginning of such period constitute the Board (and any new Director, whose nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the Directors then in office who either were Directors at the beginning of the period or whose nomination for election was so approved) cease for any reason to constitute a majority of the members of the Board; or

(iii) The stockholders of the Company approve: (i) a plan of complete liquidation of the Company; or (ii) an agreement for the sale or disposition of all or substantially all of the Company’s assets other than a sale or disposition of all or substantially all of the Company’s assets to an entity at least sixty percent (60%) of the combined voting power of the voting securities of which are owned by the stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale or disposition; or

(iv) The stockholders of the Company approve a merger, consolidation, or reorganization of the Company with or involving any other corporation, other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least sixty percent (60%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.

However, in no event shall a “Change in Control” be deemed to have occurred with respect to a Participant if that Participant is part of a purchasing group which consummates the Change in Control transaction. A Participant shall be deemed “part of a purchasing group” for purposes of the preceding sentence if the Participant is an equity participant in the acquiring company or group or surviving entity (the “Purchaser”) except for ownership of less than one percent (1%) of the equity of the Purchaser.

“Beneficial Owner” has the meaning ascribed to such term in Section 13(d) of the Exchange Act and Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

“Board” means the Board of Directors of the Company.

“Director” means a member of the Board.

“Member of the Van Every Family” means (i) a lineal descendant of Salem A. Van Every, Sr., including adopted persons as well as persons related by blood, (ii) a spouse of an individual described in clause (i) of this Paragraph or (iii) a trust, estate, custodian and other fiduciary or similar account for an individual described in clause (i) or (ii) of this Paragraph.

“Outside Person” means any Person other than (i) a Member of the Van Every Family, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or (iii) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Company.

“Participant” means an employee of the Company who is granted an Award under this Plan.

Withholding	The Company shall withhold from award payments any Federal, foreign, state or local income or other taxes required to be withheld.

Communications	Progress reports should be made to participants quarterly showing the year-to-date performance results and the percentage of Target Incentives that would be earned if results remain at that level for the entire year.

Executive Officers	Notwithstanding any provisions to the contrary above, participation, Target Incentive Awards and prorations for executive officers, including the President and Chief Executive Officer, shall be approved by the Compensation Committee.

Governance	The Compensation Committee of the Board of Directors of Lance, Inc. is ultimately responsible for the administration and governance of the Plan. Actions requiring Committee approval include final determination of plan eligibility and participation, identification of performance measures, performance objectives and final award determination. The Committee retains the discretion to adjust any award due to extraordinary events such as acquisitions, dispositions, required accounting adjustments or similar events; anomalies affecting the calculations under a performance measure or where fairness to participants or the Company require an adjustment. The decisions of the Committee shall be conclusive and binding on all participants.

Attachment A

		Performance	Award	Target
Name	Title	Measure	Percentage	Incentive

P. A. Stroup, III	President and Chief Executive Officer	Lance, Inc. ROCE	*%	$*

H. D. Fields	Vice President and President, Vista Bakery, Inc.	Vista/Tamming RONA	*%	$*

L. R. Gragnani, Jr.	Vice President - Information Technology/CIO	Lance, Inc. ROCE	*%	$*

E. D. Leake	Vice President - Human Resources	Lance, Inc. ROCE	*%	$*

B. C. Preslar	Vice President - Finance and Chief Financial Officer	Lance, Inc. ROCE	*%	$*

F. I. Lewis	Vice President - Sales	Lance Co. RONA	*%	$*

D. R. Perzinski	Treasurer	Lance, Inc. ROCE	*%	$*

M. E. Wicklund	Controller and Assistant Secretary	Lance, Inc. ROCE	*%	$*

[*Award targets omitted for participants as targets not required to be disclosed.]

Attachment B

Individual
		Individual	Performance
		Performance	Objective
Name	Title	Objective	Percentage

P. A. Stroup, III	President and Chief Executive Officer	Lance, Inc. Safety	*%

H. D. Fields	Vice President and President, Vista Bakery, Inc.	Vista/Tamming Safety	*%

E. D. Leake	Vice President - Human Resources	Lance, Inc. Safety	*%

F. I. Lewis	Vice President - Sales	Direct Store Delivery Net Sales Growth	*%

[*Objective percentage omitted for participants as targets not required to be disclosed.]